Exhibit 23.10

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Registration Statement on Form S-3 of the Company

I, Wilson Muir of Knight Piésold Ltd., am an author of the Canadian NI 43-101 Technical Report titled “NI 43-101 Technical Report – Feasibility Study – Alacran Project, in Colombia” issued February 1, 2024, effective date December 18, 2023 (the “Expert Report”) originally prepared for Cordoba Minerals Corp.

I understand that the Company wishes to make reference to my name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-3”). I further understand that the Company wishes to use extracts and/or information from the Expert Report in the Form S-3. I have been provided with a copy of the Form S-3 and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, I do hereby consent to:

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3; and

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that were prepared by me, that I supervised the preparation of and/or that I have reviewed and approved.

Dated: June 7, 2024

By:	/s/ Wilson Muir
Wilson Muir
Senior Engineer